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                                                                    EXHIBIT 99.1


DATE:  January 31, 2005


CONTACTS:
DURA Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, Michigan 48309

Larry Denton/David Bovee (248) 299-7500

FOR IMMEDIATE RELEASE

        DURA AUTOMOTIVE ANNOUNCES PLANNED RETIREMENT OF CFO DAVID BOVEE;

             COMPANY NAMES CONTROLLER KEITH MARCHIANDO AS SUCCESSOR

ROCHESTER HILLS, Mich., January 31, 2005 -- DURA Automotive Systems, Inc. (Nasdaq: DRRA), today announced that David Bovee, 55, will retire as chief financial officer on March 1, 2005, after more than 32 years of distinguished service with DURA and its predecessor companies. He will remain with DURA Automotive until April 1, 2005, to facilitate an orderly transition. Bovee will be succeeded by the company's current vice president and corporate controller, Keith R. Marchiando, 42, who will become chief financial officer effective March 1, 2005.

         "David has decided to retire from DURA after a very successful career," said Larry Denton, DURA Automotive's chief executive officer. "I want to thank David for his steady leadership over the years. He has been a major contributor to the company's growth and has helped to provide DURA with a solid financial foundation for the future. On a personal level, we will miss him."

         During his tenure, Bovee ushered the company through 19 acquisitions that helped build DURA from a $100 million U.S. company into a $2.5 billion company with global operations in 15 countries.

         "We look forward to Keith's continued contributions in his new capacity as CFO," said Denton. "Keith is a seasoned financial executive with significant automotive industry experience that will help him successfully lead our finance organization."

         Keith Marchiando has served as DURA's vice president and corporate controller since joining the company in April 2003. In this role, Marchiando has had primary responsibility for directing DURA's accounting, global strategic planning, forecasting and business reporting processes. In addition, he has extensive experience in international finance and instituting effective analytical practices.


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         "I have enjoyed the opportunity to work with David," said Marchiando.
"I aim to build on his impressive track record as we pursue our strategy to accelerate organic growth, and continue our efforts to reduce debt and increase shareholder value."

         Prior to joining DURA in 1997, Marchiando joined the Dow Chemical Company and was instrumental in the formation of Dow Automotive, a $1.3 billion business unit, where he held the position of global finance director. Marchiando began his career at Ford Motor Company in 1990, where he held finance positions of increasing responsibility in manufacturing, purchasing and product development.

         Marchiando holds a master of business administration degree from the Tepper School at Carnegie Mellon University, and a bachelor of science degree from Lehigh University.

ABOUT DURA AUTOMOTIVE

         DURA Automotive Systems, Inc., is the world's largest independent designer and manufacturer of driver control systems and a leading global supplier of seating control systems, engineered assemblies, structural door modules and integrated glass systems for the global automotive industry. The company is also a leading supplier of similar products to the North American recreation and specialty vehicle markets. DURA sells its automotive products to every North American, Japanese and European original equipment manufacturer
(OEM) and many leading Tier 1 automotive suppliers. DURA is headquartered in Rochester Hills, Mich. Information about DURA and its products are available on the Internet at www.duraauto.com.


Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) expected synergies, economies of scale and cost savings from the company's acquisitions not being fully realized or realized within the expected times frames; (ii) unanticipated difficulties servicing the indebtedness of the company; (iii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iv) labor disputes involving the company or its significant customers; (v) risks associated with conducting business in foreign countries, and (vi) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.